   Contact: Ray Harlin
Chief Financial Officer
423-510-3323

U.S. XPRESS ENTERPRISES, INC. REPORTS FIRST QUARTER RESULTS

CHATTANOOGA, Tenn. (April 19, 2007) - U.S. Xpress Enterprises, Inc. (NASDAQ:XPRSA) today announced operating revenue and earnings for the first quarter ended March 31, 2007.

Financial Highlights
Revenue for the first quarter of 2007 increased 20% to $360.9 million compared with $299.7 million in the first quarter of 2006. The Company reported a net loss of $2.6 million for the first quarter, or $0.17 per share, compared with net income of $734,000, or $0.05 per diluted share, in the prior-year period.

On February 28, 2006, the Company acquired additional equity in both Arnold Transportation and Total Transportation, increasing its ownership interest in each to 80% from 49%. Accordingly, the financial results of Arnold and Total from February 28, 2006, are included in the Company’s consolidated financial statements. Consolidated revenue for the first quarter of 2007 and 2006 includes $86.7 million and $33.0 million, respectively, in revenues of Arnold and Total.

Truckload Operations
During the first quarter, truckload revenue, excluding the effect of fuel surcharges, increased 22% to $295.1 million from $241.3 million a year ago while truckload operations reported an operating loss of $1.2 million, compared with operating income of $4.4 million in the first quarter of 2006.

Xpress Global Systems
Revenue of Xpress Global Systems increased 0.5% to $22.6 million in the quarter compared with $22.4 million for the prior-year quarter. Xpress Global Systems’ operating income for the first quarter was $1.5 million compared with $369,000 in the prior-year quarter.

Patrick Quinn, Co-Chairman, stated, “Consistent with the early first quarter trends we cited in our February conference call and our announcement last week, the truckload operating environment proved to be much more difficult than a year ago. Profitable operating results in both our truckload and Xpress Global Systems operating segments in March were not sufficient to overcome the operating losses of our truckload segment in January and February, as the quarter was adversely impacted by lower than expected freight demand, severe winter weather in key high-traffic markets that hampered tractor utilization, and rising fuel prices in the second half of the quarter. As we have demonstrated the last couple of years, the operating leverage in our business model is substantial. Unfortunately, the leverage did not work in our favor this quarter due in part to the difficult truckload environment, as well as the normal seasonality we experience in our business in the first quarter.

“On a positive note, Xpress Global achieved its fifth consecutive quarter of improved year-over-year quarterly operating income. Additionally, we have completed most of our pre-buy of new tractors with 2006 engines. Upon completion of the pre-buy, the average age of the Company’s over-the-road tractor fleet will be approximately 17 months. As a result, over the next twelve months we expect to reduce capital expenditures on revenue equipment and utilize our cash flow to reduce our outstanding debt.”

Conference Call and Webcast
U.S. Xpress Enterprises will host a conference call to discuss first quarter results on Friday, April 20, 2007, at 11:00 a.m. ET. The number to call for this interactive teleconference is (913) 981-4910. A replay of the conference call will be available through April 27, 2007, by dialing (719) 457-0820 and entering the passcode 4697350.

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XPRSA Reports First Quarter Results

April 19, 2007

The live broadcast of the U.S. Xpress Enterprises quarterly conference call will be available online at the Company's website, www.usxpress.com, and at the following site: http://www.videonewswire.com/event.asp?id=38978 on April 20, 2007, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through April 27, 2007.

U.S. Xpress Enterprises, Inc.
U.S. Xpress Enterprises, Inc. is the fifth largest publicly owned truckload carrier in the United States, measured by revenue.  The Company provides dedicated, regional, and expedited team truckload services throughout North America, with regional capabilities in the West, Midwest, and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services in the truckload industry and is a leader in providing expedited intermodal rail services. Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing, and distribution services to the floor covering industry.  The Company participates in logistics services through its joint ownership of Transplace, an Internet-based global transportation logistics company.  U.S. Xpress has an 80% ownership interest in Arnold Transportation Services, Inc., which provides regional, dedicated, and medium length-of-haul services with a fleet of approximately 1,500 trucks, and Total Transportation of Mississippi and affiliated companies, a truckload carrier that provides medium length of haul and dedicated dry-van service with a fleet of approximately 600 trucks primarily in the Eastern United States. Additionally, U.S. Xpress has a 49% ownership interest in Abilene Motor Express, Inc., a truckload carrier that provides medium length of haul and dedicated dry van truck services, primarily in the eastern United States with a fleet of approximately 170 trucks. Please visit the Company's website at www.usxpress.com.

This press release contains certain statements that may be considered "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. In this press release, these statements include, without limitation, statements relating to expected reduction in capital expenditures on revenue equipment and the use of cash flow to reduce indebtedness. The following factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements: the risk that we are unable to realize a reduction in capital expenditures on revenue equipment due to increases in the prices paid for new revenue equipment, changes in the resale value of our used equipment, or growth in our company-owned fleet; the risk that we will be unable to produce financial and operating results necessary to generate cash flow to reduce indebtedness; further increases in the compensation of or difficulty in attracting and retaining qualified drivers and independent contractors; further fluctuations in the price or availability of diesel fuel or in surcharge collection; recessionary economic cycles and downturns in customers' business cycles; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; strikes, work slow downs, or work stoppages at our facilities or at customers, ports, or other shipping related facilities; increases in interest rates, fuel taxes, tolls, and license and registration fees; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to execute our business strategy; our ability to grow our revenue at historical rates; the loss of one of our senior officers; our ability to finance revenue equipment purchases and other capital requirements, and to do so on acceptable terms; the risk that our substantial indebtedness and operating lease obligations could adversely impact our ability to respond to changes in our industry or business, or that we could be unable to comply with the restrictive and financial covenants contained therein; the risk that railroad service instability could increase our costs and reduce our ability to offer expedited intermodal rail service; the risk of adverse results at Arnold Transportation or Total Transportation of Mississippi that are included in our results; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the number of shares repurchased, if any; and the effects of repurchasing the shares on debt, equity, and liquidity. Readers should review and consider these factors along with our various disclosures in filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

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XPRSA Reports First Quarter Results

April 19, 2007
U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Operating Revenue:
Revenue, before fuel surcharge	$316,552	$262,466
Fuel surcharge	44,321	37,244
Total operating revenue	360,873	299,710

Operating Expenses:
Salaries, wages and benefits	127,099	102,854
Fuel and fuel taxes	80,098	66,337
Vehicle rents	22,986	18,398
Depreciation and amortization, net of gain on sale	19,529	11,875
Purchased transportation	54,623	46,509
Operating expense and supplies	23,637	19,325
Insurance premiums and claims	14,950	13,268
Operating taxes and licenses	4,276	3,663
Communications and utilities	2,881	2,872
General and other operating	10,492	9,852
Total operating expenses	360,571	294,953

Income from Operations	302	4,757

Interest expense, net	5,481	3,098
Equity in (income) loss of affiliated companies	(124)	217
Minority interest	(50)	139
	5,307	3,454

Income (loss) before income taxes	(5,005)	1,303

Income tax (benefit) provision	(2,376)	569

Net Income (Loss)	$(2,629)	$734

Earnings (Loss ) Per Share - basic	$(0.17)	$0.05

Weighted average shares - basic	15,276	15,325

Earnings (Loss) Per Share - diluted	$(0.17)	$0.05

Weighted average shares - diluted	15,276	15,511

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XPRSA Reports First Quarter Results

April 19, 2007
U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data - Net of Fuel Surcharge Revenue)
(Unaudited)

	(Total Revenue)		(Revenue, before fuel surcharge)
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Operating Revenue	100.0%	100.0%	100.0%	100.0%

Operating Expenses:
Salaries, wages and benefits	35.2	34.3	40.1	39.2
Fuel and fuel taxes	22.2	22.1	11.3	11.1
Vehicle rents	6.4	6.2	7.3	7.0
Depreciation and amortization, net of gain on sale	5.4	4.0	6.2	4.5
Purchased transportation	15.2	15.5	17.3	17.8
Operating expense and supplies	6.5	6.4	7.5	7.3
Insurance premiums and claims	4.0	4.4	4.6	5.1
Operating taxes and licenses	1.2	1.2	1.3	1.4
Communications and utilities	0.8	1.0	0.9	1.1
General and other operating	2.9	3.3	3.3	3.7
Total operating expenses	99.9	98.4	99.9	98.2

Income from Operations	0.1	1.6	0.1	1.8

Interest expense, net	1.5	1.1	1.7	1.2
Equity in income of affiliated companies	(0.0)	0.1	0.0	0.1
Minority interest	(0.0)	0.0	0.0	0.0
	1.5	1.2	1.7	1.3

Income (loss) before income taxes	(1.4)	0.4	(1.6)	0.5

Income tax (benefit) provision	(0.7)	0.2	(0.8)	0.2

Net Income (Loss)	(0.7)%	(0.2)%	(0.8)%	(0.3)%

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XPRSA Reports First Quarter Results

April 19, 2007
U.S. XPRESS ENTERPRISES, INC.
KEY OPERATING FACTORS

	Three Months Ended
	March 31,		%
	2007	2006	Change
OPERATING RATIO (1)	99.9%	98.2%	1.7%

OPERATING REVENUE: (2)
Truckload, net of fuel surcharge	$295,191	$241,308	22.3%
Fuel Surcharge	44,321	37,244	19.0%
Xpress Global Systems	22,556	22,433	0.5%
Inter-company	(1,195)	(1,275)	-6.3%
Total Operating Revenue	$360,873	$299,710	20.4%

OPERATING INCOME (LOSS):(2)
Truckload	$(1,238)	$4,388	-128.2%
Xpress Global Systems	1,540	369	317.3%
Total Operating Income	$302	$4,757	-93.7%

TRUCKLOAD STATISTICS: (2)
Revenue Per Mile (3)	$1.597	$1.547	3.2%

Revenue Per Total Mile (3)	$1.393	$1.363	2.2%

Tractors (at end of period)-
Company Owned	6,772	6,480	4.5%
Owner Operators	950	897	5.9%
Total Tractors (at end of period)	7,722	7,377	4.7%

Average Number of Tractors in Fleet During Period	7,676	5,648	35.9%

Average Revenue Miles Per Tractor Per Period (4)	22,166	24,121	-8.1%

Average Revenue Per Tractor Per Period (3) (4)	$35,987	$38,347	-6.2%

Total Revenue Miles (5)	183,297	153,910	19.1%

Total Miles (5)	210,124	174,744	20.2%

Average Length of Haul	580	623	-6.9%

Empty Mile Percentage	12.77%	11.92%	7.1%

	March 31, 2007	December 31, 2006
BALANCE SHEET DATA:
Total Assets	$900,399	$903,367
Total Equity	246,274	252,499
Long-term Debt, including Current Maturities and Securitization	357,769	340,534

(1) Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharges, as a percentage of revenue, before fuel surcharge.
(2) Data for truckload includes data for all truckload operations, including the following from their dates of consolidation:
Arnold Transportation, Inc. and Total Transportation of Mississippi, Inc. in March 2006.
(3) Net of fuel surcharge revenues.
(4) Excludes revenue and miles from expedited intermodal rail services.
(5) Includes miles of expedited intermodal rail services.

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